Summer Infant, Inc. Reports Second Quarter 2012 Results

WOONSOCKET, RI -- (Marketwire - August 13, 2012) - Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR), a leading developer and distributor of juvenile health, safety, and wellness products, today announced financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Results

Net revenues for the three months ended June 30, 2012 increased 1.2% to $61.7 million from $61.0 million for the three months ended June 30, 2011. The lower than expected revenue growth resulted from a decline in shipments to a major customer and delayed purchases by major retail customers in the monitor category in anticipation of the July release of the Company's new innovative monitor products.

Gross profit for the three months ended June 30, 2012 increased 3.0% to $20.8 million in the second quarter of 2012 from $20.2 million in the second quarter of 2011. Gross margin improved slightly in the second quarter of 2012 to 33.7%, from a gross margin of 33.2% in the second quarter of 2011.

Selling, general and administrative ("SG&A") expenses were $18.6 million in the second quarter of 2012, compared to $16.8 million in the second quarter of 2011. The increase in SG&A in the second quarter of 2012 versus the comparable prior year period is mainly attributed to higher selling costs associated with customer cooperative advertising, consumer ad placement, higher licensing costs, increased salary costs and higher costs related to outside services. Interest expense for the three months ended June 30, 2012 was $0.9 compared to $0.8 for the three months ended June 30, 2011. The increase in the second quarter 2012 interest expense was primarily due to higher borrowing levels to support working capital needs and additional finance cost amortization.

Non-GAAP adjusted EBITDA ("Adjusted EBITDA," defined herein as earnings before interest, taxes, depreciation and amortization, non-cash stock-based compensation, and certain items added back as permitted under the terms of the Company's loan agreement) was $2.5 million in the second quarter of 2012 compared to $5.4 million in the second quarter of 2011. Adjusted EBITDA for the second quarter of 2011 included $1.6 million of permitted add-backs, while there were no permitted add-backs for the second quarter of 2012. Excluding the $1.6 million of permitted add-backs in 2011, adjusted EBITDA decreased approximately 34% from $3.8 million in the second quarter of 2011 to $2.5 million in the second quarter of 2012. (See below for reconciliation of net income (loss) to adjusted EBITDA.)

The Company reported a net loss of ($0.4) million, or ($0.02) per diluted share, in the second quarter of 2012, compared to a net income of $0.9 million, or $0.05 per diluted share, in the second quarter of 2011. The Company recorded a tax benefit of $0.1 million in the second quarter of 2012 as compared with tax expense of $0.2 million in the second quarter of 2011. The Company's effective tax rate has increased in the quarter ended June 30, 2012 to approximately 32.0% from approximately 22.0% in quarter ended June 30, 2011.

Year-to Date Results

For the six months ended June 30, 2012, the Company generated approximately $124.7 million in net revenues and net income of $0.9 million compared to approximately $119.5 million in net revenue and $2.1 million in net income for the six months ended June 30, 2011.

Gross profit increased 5.0% from approximately $39.9 million for the six months ended June 30, 2011 to approximately $41.9 million for the six months ended June 30, 2012. Gross profit as a percentage of sales increased to 33.6% in the quarter ending June 30, 2012 from 33.4% in the quarter ended June 30, 2011.

Selling, general and administrative expenses increased from approximately $32.8 million for the six months ended June 30, 2011 to approximately $35.2 million for the six months ended June 30, 2012. This increase was primarily attributable to increases in higher variable selling expenses due to the increase in sales, increased promotional costs related to customer cooperative advertising, placement of consumer ads, higher licensing costs, increased salary costs and higher costs related to outside services. Interest expense for the six months ended June 30, 2012 was $1.6 million compared to $1.3 million for the quarter ended June 30, 2011. The increase in interest expense for the six months ended June 30, 2012 was primarily due to higher borrowing levels to support working capital needs.

Adjusted EBITDA was $7.2 million for the six month period ended June 30, 2012 compared to $9.8 million for the six month period ended June 30, 2011. Adjusted EBITDA for the six months ended June 30, 2011 includes approximately $2.2 million in permitted add-backs. (See below for reconciliation of net income (loss) to adjusted EBITDA.)

Net income for the six months ended June 30, 2012 was $0.9 million compared to $2.1 million for the six months ended June 30, 2011. Earnings per diluted share were $0.05 for the six months ended June 30, 2012 compared to $0.12 per diluted share in the six months ended June 30, 2011. The Company recorded tax expense of $0.4 million for the six months ended June 30, 2012 compared to $0.6 million in the comparable six month period in 2011.

Jason Macari, Chairman and Chief Executive Officer of Summer Infant, commented, "The second quarter results were disappointing as revenues did not meet our expectations and various expenses related to customer co-op ad programs and certain G&A costs were higher than planned. As predicted, the weak retail environment in the second quarter continued to present challenges. In response to these challenges, and the underlying uncertainty of the recovery of consumer spending, we performed a comprehensive review of our entire business and have begun to execute a strategy designed to lower promotional costs and advertising, reduce operating costs, improve margins, and thereby restore profitability. These initiatives include and resulted in tighter controls of retailer program costs, an approximate 10% reduction in worldwide headcount, a reduction in executive salaries and board of director compensation for the back half of 2012, cuts in overhead spending relating to discontinuing various outside services, and negotiating lower professional service fees. We expect the headcount overhead reductions to generate an annualized saving of approximately $2.0 million dollars in 2013 with approximately $0.8 million expected savings in the third and fourth quarters of 2012."

Mr. Macari continued, "We expect financial performance improvement in the back half of this year as a result of the various initiatives mentioned. However, due to the unpredictable market conditions which make it difficult to forecast future performance with reliable accuracy, we have made a decision to withdraw our earlier estimates on our 2012 outlook and to suspend guidance. We continue to believe in the key strategic drivers of our business, which include innovation, diversifying our customer base, brand building, and operational excellence. We will continue to invest in these areas as we rebuild a more profitable business."

Balance Sheet

As of June 30, 2012, the Company had approximately $5.3 million of cash and $72.5 million of bank debt for a net bank debt balance of $67.2 million, compared to a net bank debt balance of $60.8 million as of December 31, 2011. The increase in bank debt versus year-end reflects borrowings for working capital purposes. For the quarter ended June 30, 2012, the Company was in compliance with all covenants under its loan agreement and currently has $7.5 million in borrowing availability under its credit facility. However, based on the current internal financial forecasts for the remainder of 2012, the Company may not remain in compliance with certain of the financial covenants under its loan agreement for the period ending September 30, 2012 or thereafter. We are currently in discussions with our lenders in regards to a potential amendment and or waiver or renegotiation of the loan agreement; though there is no assurance our lenders will grant any waiver or agree to changes to the loan agreement. We are in frequent communication with the bank group and they are supportive of our efforts to improve our financial performance.

Conference Call Information

Summer Infant, Inc. will host a conference call today, Monday, August 13, 2012 at 4:30 p.m. Eastern Time, to discuss financial results for its second quarter ended June 30, 2012. This call is being webcast and can be accessed by visiting the Investor section of our website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (719) 325-2127 (confirmation code: 5261467). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 5261467) through August 25, 2012, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, nursery furniture, infant feeding products, and car seats.

Use of Non-GAAP Financial Information

This release includes presentations of Adjusted EBITDA, which is defined herein as income before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and add-backs permitted under the terms of the Company's loan agreement. The Company believes that the presentation of Adjusted EBITDA provides useful information to investors as it indicates more clearly the ability of the Company's assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreement and otherwise meet its obligations as they become due. Adjusted EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of Adjusted EBITDA and any other non-GAAP financial measures in its press releases of historical performance. Because Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions. These include statements regarding our outlook for the remainder of 2012, expected market demand for our products, our ability to successfully launch new products, expected cost pressures and expected results from cost savings initiatives. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the Company's ability to develop and market new products, the Company's ability to meet required financial covenants under its loan agreement, the Company's ability to integrate strategic acquisitions; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this presentation.

                            Summer Infant, Inc.
             Consolidated Statements of Operations (unaudited)
   (amounts in thousands of US dollars, except share and per share data)

                          Three Months Ended June    Six Months Ended June
                                    30,                       30,
                             2012         2011         2012         2011
                         -----------  -----------  -----------  -----------

Net revenues             $    61,731  $    61,004  $   124,730  $   119,460
Cost of goods sold            40,945       40,767       82,839       79,548
                         -----------  -----------  -----------  -----------
  Gross profit                20,786       20,237       41,891       39,912
Selling, general, and
 administrative expenses      18,621       16,752       35,269       32,818
Depreciation and
 amortization                  1,803        1,558        3,678        3,084
                         -----------  -----------  -----------  -----------
Income before interest           362        1,927        2,944        4,010
Interest expense                (899)        (769)      (1,619)      (1,322)
                         -----------  -----------  -----------  -----------
  Income before taxes    $      (537) $     1,158  $     1,325  $     2,688
Provision for income
 taxes                          (113)         237          427          604
                         -----------  -----------  -----------  -----------
  Net income (loss)      $      (424) $       921  $       898  $     2,084
                         ===========  ===========  ===========  ===========

Earnings per diluted
 share                   $     (0.02) $      0.05  $      0.05  $      0.12

Shares used in fully
 diluted EPS              17,889,131   17,659,686   18,121,012   17,659,686

Reconciliation of Non-
 GAAP EBITDA
Net Income (loss)        $      (424) $       921  $       898  $     2,084
Plus: interest expense           899          769        1,619        1,322
Plus: provision
 (benefit) for income
 taxes                          (113)         237          427          604
Plus: depreciation and
 amortization                  1,803        1,558        3,678        3,084
Plus: non-cash stock
 based stock
 compensation expense            359          325          618          502
Plus: permitted add-
 backs (1)                        --        1,599           --        2,234
                         -----------  -----------  -----------  -----------
  EBITDA                 $     2,524  $     5,409  $     7,240  $     9,830
                         -----------  -----------  -----------  -----------

(1) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its loan agreement. Permitted add-backs for the three months ended June 30, 2011 consisted of acquisition costs ($750), customs duties ($500), and legal fees and inventory write downs ($349). For the six months ended June 30, 2011, the permitted add-backs consisted of acquisition costs ($1,385), customs duties ($500) and legal fees and inventory write-downs ($349).

                             Summer Infant, Inc.
                         Consolidated Balance Sheet
                    (amounts in thousands of US dollars)

                                                                December 31,
                                                 June 30, 2012      2011
                                                  (unaudited)
Cash and cash equivalents                        $       5,334 $       1,215
Trade receivables, net                                  56,590        47,670
Inventory, net                                          47,280        50,014
Property and equipment, net                             17,082        17,682
Goodwill and other intangibles, net                     91,385        91,953
Other assets                                             6,249         4,381
                                                 ------------- -------------
      Total assets                               $     223,920 $     212,915
                                                 ============= =============

Current portion of long-term debt                $         725 $         736
Accounts payable, accrued expenses and other
 liabilities                                            54,205        55,798
Long term debt, less current portion                    72,911        62,479
                                                 ------------- -------------
    Total liabilities                                  127,841       119,013

Total stockholders' equity                              96,079        93,902
                                                 ------------- -------------
  Total liabilities and stockholders' equity     $     223,920 $     212,915
                                                 ============= =============

Contact:

Ed Schwartz
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6922

or

Brendon Frey
ICR
(203) 682-8200
brendon.frey@icrinc.com